COMPENSATION AND AWARD AGREEMENT
                      FISCAL YEAR ENDING SEPTEMBER 30, 1998
                                      Name

         The Compensation Committee of the Board of Directors has reviewed and approved the following compensation package which includes a grant of Performance Units by the Committee of the Comdisco, Inc. 1995 Long-Term Stock Ownership Incentive Plan (the "95 Plan").

1.       BASE SALARY

         Your annual base salary shall be $INSERT .


2.       ANNUAL CASH INCENTIVE POOL

         Comdisco will establish a cash incentive pool based on the following earnings goals:

                  2% x Pre-Tax Earnings between $190,000,000 and $229,999,999 5%
                  x Pre-Tax Earnings between $230,000,000 and $239,999,999

         Your share of this incentive pool share be INSERT%.

         Pre-Tax Earnings will include any earnings or losses attributable to extraordinary items.

     As an example, if Comdisco has Pre-Tax Earnings of $240,000 in fiscal 1998 your annual cash incentive compensation would be $INSERT..


3.       ANNUAL STOCK OPTION INCENTIVE

         If Comdisco achieves 1998 Pre-Tax Earnings of $240 million, you will also be entitled to a stock option grant of INSERT shares at the closing price on September 30, 1998. These options would vest at the rate of 33.33% per year over a three year term.



     If the Pre-Tax Earnings achieved is less than $240 million, then the number of shares granted will be based on the following:


         Pre-Tax Earnings           Percentage Grant          Adjusted Grant

                  $240M                     100%
                   230M                      80%
                   215M                      60%
        Less Than  215M                       0%

4.       LONG-TERM PERFORMANCE UNIT GRANT

         The Committee of the 95 Plan hereby awards you with INSERT # Performance Units.

         a.       Performance Objective and Performance Period

         The Committee has set a target Performance Objective that Comdisco's "Total Shareholder Return" (as defined below) be ranked at or above the 50th percentile of the Total Shareholder Return of all companies contained in the S&P 500 for the period running from October 1, 1997 through September 30, 2000 (the "Performance Period").

         "Total Shareholder Return" is defined as the sum of the stock price appreciation plus dividends (reinvested) through the Performance Period.

         b.       Determination of Performance Unit Value

         The actual Performance Unit Value will be determined based upon Comdisco's Total Shareholder Return over the Performance Period. The target Performance Unit Value has been set at $500. The actual Performance Unit Value will be determined by multiplying the target Performance Unit Value times the Performance Percentage specified in the following table:


   TSR % Rank in           Performance          x           Target Unit           =        Actual Unit
      S&P 500                   %                              Value                          Value
   -------------           -----------                      -----------                    -----------
   below 50th                   0%                             $500               =             $0

         50th                  100                              500                            500

         55                    150                              500                            750

         60                    200                              500                          1,000

         65                    260                              500                          1,300

         70                    320                              500                          1,600

         75                    390                              500                          1,950

         80                    460                              500                          2,300

         85                    530                              500                          2,650

         90+                   600                              500                          3,000


                  c.       Method of Distribution

         Within 15 days of the date of this Agreement, you must decide upon one of the following distribution methods by signing the Election Statement attached hereto:

         i. Cash Distribution - You may elect to have 100% of the actual Performance Unit Value paid in cash (less applicable taxes).

         ii. Restricted Stock - You may elect to have 100% of the actual Performance Unit Value paid in the form of Restricted Stock. In such event, the actual Performance Unit Value will be multiplied by 120% and the product thereof will be used to acquire Restricted Stock based on the closing price of Comdisco's stock on September 30, 2000.

         d.       Restrictions

         The Performance Unit Award is conditioned upon (i) your continuing as an employee throughout the Performance Period and (ii) if you have elected to receive Restricted Stock, your continuing as an employee for an additional one year beyond the Performance Period. The effects of a termination of employment within these periods are set forth in Section 14 of the 95 Plan.

         e.       Exercise of Performance Units

         Performance Units may be exercised by delivery to the Secretary of Comdisco of written notice of intent to exercise a specific number of Performance Units.

         f.       Incorporation of 95 Plan Provisions

         This award of Performance Units shall incorporate the terms and conditions of the 95 Plan.



         g.       Acceptance

         By execution of the attached Election Statement, you accept the terms and conditions of this Performance Unit Grant.

5.       CASH TO OPTION CONVERSION ALTERNATIVE.

         Within 15 days of the date of this Agreement, you may elect to convert cash compensation into stock options. You may elect to convert cash compensation paid under Base Salary, Annual Cash Incentive and Long-Term Performance Units into stock options on a one for two basis. You must elect to forego cash compensation equally from the above three sources in $1,000 increments. For each $1,000 foregone, you will receive stock options with an "option value" of $2,000.

         If you make this election, you will receive a stock option grant at the closing price of Comdisco stock on the date the election notice is received. The following example will illustrate this alternative.

                               September 29, 1997

                  -        Election  to forego  $10,000 each from Salary, Annual
                             Cash Incentive and Performance Units

                  -        Comdisco stock closes at $30.00

                  -        $30,000 foregone x 2 = $60,000

                  -        Option Value = $30.00/3 = $10.00

                  -        $60,000/$10.00 = 6,000 options granted at $30.00

                  -        Vests at 33 1/3% per year commencing 10/1/97




         This agreement shall not be construed to give you any employment rights.

Dated this _____ day of September, 1997.




On behalf of the Committee                    John Vosicky